Exhibit 99.1

NEWS RELEASE

For more information:

Media:	Investor Relations:
John Coulbourn	Martha Schaefer
SeaChange International	SeaChange International
978/897-0100 x3098	978/897-0100 x3030
johnc@schange.com	mschaefer@schange.com

SEACHANGE INTERNATIONAL ANNOUNCES

FOURTH QUARTER FISCAL 2004 RESULTS

Record Company Revenues;

Over $25 Million in Video-on-Demand Revenues; 124,000 VOD Streams Shipped

MAYNARD, Mass. (March 2, 2004) – SeaChange International, Inc. (Nasdaq: SEAC) today announced financial results for its fourth fiscal quarter ended January 31, 2004. Revenues for the quarter were a Company record $38.3 million compared to revenues of $32.9 million in the fourth quarter of fiscal 2003, a 16% increase. The Company recorded net income of $2.6 million, or $0.09 per share, for the fourth quarter of fiscal 2004 versus net income of $2.6 million, or $0.10 per share, for the fourth quarter of fiscal 2003, which included an adjustment reducing by $3.5 million ($0.13 per share) the accrued litigation reserve related to the nCube patent infringement litigation. Revenues and net income per share for the fourth quarter of fiscal 2004 were above the guidance of revenues of $38.0 million and net income per share of $0.07 that the Company had previously provided in its press release dated November 25, 2003.

Video-on-Demand (VOD) systems revenues for the fourth quarter of fiscal 2004 were a record $25.4 million, up 56% compared to $16.3 million in the comparable period last year. Total systems revenues for the quarter were $29.5 million, which in addition to VOD, included revenues of $2.6 million from advertising systems and $1.5 million from broadcast systems. Service revenues for the quarter were a record $8.8 million.

For the quarter ended January 31, 2004, EBITDA was $5.5 million, or $0.19 per share, as compared to $4.9 million, or $0.18 per share, in the comparable period last year. 1 The continued improvement in EBITDA combined with record collections of $53.0 million during the quarter, increased the Company’s cash and marketable securities balance by $11.7 million to a record $122.0 million at quarter end.

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SeaChange Q3 04/2

For the year ended January 31, 2004, the Company recorded net income of $5.6 million, or $0.20 per share, versus a net loss of $20.4 million, or $0.77 per share, for the year ended January 31, 2003.

For the quarter ending April 30, 2004, the Company expects total revenues of approximately $39.0 million and net income of $0.08 per share.

SeaChange Achieves New Records

“Last year at this time, we expressed our confidence in the year ahead, our ability to extend our VOD leadership and our focus on profitability,” said Bill Styslinger, president and CEO, SeaChange International. “I’m proud to say this was a big year for SeaChange: we shipped 433,000 VOD streams, generated significant profit and grew our cash balance to $122 million. Today, we’re in a strong position to affect further changes in the evolving business of television, which are underlined by new trends in media ownership and viewer expectations. We continue to invest in our software and storage technologies, and our best-in-class support. Our focus on television and our unique capabilities in VOD, advertising and broadcast systems provide a synergy that will help our customers to deliver new opportunities in ‘personal television.’”

Styslinger said, “In the fourth quarter, we reached a number of new highs including the highest cash balance in the Company’s history, record Company revenues, record VOD revenues, record service revenues, and profit that exceeded our guidance. Additionally, we were selected for a number of new deployments. Notably, we were selected by Rogers Cable to expand our VOD systems to serve their subscribers throughout Ontario.”

SEAC Revenues and Streams

(Trailing Four Quarters)

	Q4 (Jan. ‘04)	Q3 (Oct. ‘03)	Q2 (July ‘03)	Q1 (April ‘03)
Total Revenue (in millions)	$38.3	$37.6	$36.0	$34.2
VOD Revenue (in millions)	$25.4	$22.5	$17.6	$17.8
Streams Shipped	124,000	123,000	87,000	99,000
EPS	$0.09	$0.05	$0.03	$0.02

SeaChange Q3 04/3

Basic Subscribers in systems planned for SeaChange VOD in North America (Estimates)

Operator	Jan. 31, 2002 Basic Subscribers	Jan. 31, 2003 Basic Subscribers	Jan. 31, 2004 Basic Subscribers
Adelphia	1,877,000	1,877,000	1,877,000
Cablevision	2,900,000	2,969,000	2,969,000
Comcast	1,132,000	5,495,000	11,300,000
Cox	—	—	576,000
Insight	—	1,156,000	1,156,000
Mediacom	—	190,000	282,000
Rogers	570,000	570,000	1,400,000
Time Warner & Bright House	3,442,000	3,681,000	3,581,000
Other	291,000	551,000	886,000
Total	10,212,000	16,489,000	24,027,000

Separately, in connection with the trial of SeaChange’s defamation complaint against Jeffrey Putterman and Concurrent Computer Corp. in Pulaski County, Arkansas, the jury today ruled against SeaChange’s claims. The jury found no damages for SeaChange or for the defendants with respect to their counterclaims.

The Company will discuss its financial results and business outlook in more detail today during its web cast conference call at 5:00 p.m. EDT, which will be available live and archived at www.schange.com.

1.	EBITDA is a non-GAAP number that the Company defines as operating income excluding depreciation and amortization. A reconciliation of EBITDA to net income for these periods is contained in the financial schedules that accompany this release. EBITDA is an important measurement used by management to measure the operating profits or losses of the business. EBITDA is one of several metrics used by management to measure the cash generated from operations, excluding the operating cash requirements of interest and income taxes. The Company believes that inclusion of this non-GAAP measure enhances investors’ overall understanding of the Company’s current financial performance. EBITDA should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with accounting principles generally accepted in the United States of America.

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SeaChange Q3 04/4

Safe Harbor Provision

Any statements contained in this press release that do not describe historical facts, including without limitation statements concerning expected revenues, earnings, product introductions and general market conditions, may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations. The factors that could cause actual future results to differ materially from current expectations include the following: the continued growth, development and acceptance of the video-on-demand market; the loss of one of the Company’s large customers; the cancellation or deferral of purchases of the Company’s products; a decline in demand or average selling price for the Company’s broadband products; the Company’s ability to manage its growth; the Company’s ability to protect its intellectual property rights and the expenses that may be incurred by the Company to protect its intellectual property rights; an unfavorable result of current or future litigation, including the Company’s current patent litigation with nCube Corp. and the securities class action lawsuits; content providers limiting the scope of content licensed for use in the video- on-demand market; the Company’s ability to introduce new products or enhancements to existing products; the Company’s dependence on certain sole source suppliers and third-party manufacturers; the Company’s ability to compete in its marketplace; the Company’s ability to respond to changing technologies; the risks associated with international sales; changes in the regulatory environment; the performance of companies in which the Company has made equity investments, including the ON Demand Group Limited; the Company’s ability to hire and retain highly skilled employees; and increasing social and political turmoil.

Further information on factors that could cause actual results to differ from those anticipated is detailed in various publicly available documents made by the Company from time to time with the Securities and Exchange Commission, including but not limited to, those appearing under the caption “Certain Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Commission on May 1, 2003. Any forward-looking statements should be considered in light of those factors. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak as of the date they are made. The Company disclaims any obligation to publicly update or revise any such statements to reflect any change in Company expectations or events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results may differ from those set forth in the forward-looking statements.

About SeaChange

SeaChange International, Inc. is a world leader in digital video systems, spanning broadcast and broadband. The Company creates powerful server and software systems that manage, store and distribute professional quality digital video. SeaChange’s innovative products are based on a scalable, distributed software architecture and standard technology components to continually deliver exponential improvements in digital video cost-performance. As a result, SeaChange enables broadband, broadcast, satellite and new media companies to streamline operations and reduce costs, allowing for expanded services, new applications and increased revenues. SeaChange is headquartered in Maynard, Massachusetts and has product development, support and sales offices throughout the world. Visit www.seachangeinternational.com.

MediaCluster is a patent and trademark of SeaChange International, Inc.

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SeaChange Q3 04/5

SeaChange International, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three months ended		Twelve months ended
	January 31, 2004	January 31, 2003	January 31, 2004	January 31, 2003
Revenues	$38,346	$32,944	$146,075	$133,848
Cost of revenues	21,656	19,841	85,483	82,921

Gross profit	16,690	13,103	60,592	50,927

Operating expenses:

Research and development	6,674	6,952	26,030	26,097
Selling and marketing	4,122	3,692	16,653	15,704
General and administrative	2,217	(266)	10,571	23,072

	13,013	10,378	53,254	64,873

Income (loss) from operations	3,677	2,725	7,338	(13,946)
Interest income, net	499	423	1,734	1,447
Impairment on investments in affiliates	—	—	(313)	—
Other expense	(166)	—	(166)	—
Equity income (loss) in earnings of affiliates	186	(6)	137	(6)

Income (loss) before income taxes	4,196	3,142	8,730	(12,505)
Income tax expense	1,603	561	3,169	7,925

Net income (loss)	$2,593	$2,581	$5,561	$(20,430)

Basic income (loss) per share	$0.10	$0.10	$0.21	$(0.77)

Diluted income (loss) per share	$0.09	$0.10	$0.20	$(0.77)

Weighted average common shares outstanding-
Basic	27,201	26,714	26,969	26,623

Diluted	28,612	27,131	27,905	26,623

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SeaChange Q3 04/6

SeaChange International, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	January 31, 2004	January 31, 2003
Assets
Current assets:
Cash and cash equivalents	$87,597	$68,776
Marketable securities	7,993	1,012
Accounts receivable, net	16,572	21,291
Inventories	19,738	23,189
Prepaid expenses and other current assets	3,640	4,713
Deferred income taxes	—	49

Total current assets	135,540	119,030

Property and equipment, net	14,757	14,970
Marketable securities	26,453	30,746
Investments in affiliates	3,809	2,965
Other assets	151	182
Intangibles, net	1,293	2,893
Goodwill	253	253

	$182,256	$171,039

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$17,587	$20,790
Current portion of line of credit and obligations under capital leases	399	214
Customer deposits	401	610
Deferred revenue	16,437	11,624
Income taxes payable	1,722	377

Total current liabilities	36,546	33,615

Long-term debt and other long-term liabilities	209	744

Common stock and other equity	165,433	161,778
Accumulated deficit	(19,393)	(24,954)
Accumulated other comprehensive loss	(539)	(144)

Total stockholders’ equity	145,501	136,680

	$182,256	$171,039

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SeaChange Q3 04/7

SeaChange International, Inc.

Reconciliation Between Condensed Consolidated Statements of Operations

and Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)

(In thousands)

	Three months ended
	January 31, 2004	January 31, 2003
Net income (loss)	$2,593	$2,581

Income tax expense	1,603	561
Interest income, net	(499)	(423)
Other expense	166	—
Equity (income) loss in earnings of affiliates	(186)	6
Depreciation and amortization	1,801	2,128

EBITDA	$5,478	$4,853

Net income per share- diluted	$0.09	$0.10

Income tax expense	0.06	0.02
Interest income, net	(0.02)	(0.02)
Other expense	0.01	—
Equity (income) loss in earnings of affiliates	(0.01)	—
Depreciation and amortization	0.06	0.08

EBITDA per share- diluted	$0.19	$0.18

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